Exhibit 2.1
SEPARATION AND DISTRIBUTION AGREEMENT
by and between
AFC GAMMA, INC.
and
SUNRISE REALTY TRUST, INC.
Dated as of July 8, 2024

TABLE OF CONTENTS

EXHIBIT A – Tax Matters Agreement

i

SEPARATION AND DISTRIBUTION AGREEMENT
THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), is entered into as of July 8, 2024, by and between AFC Gamma, Inc., a Maryland corporation (“AFC Gamma”), and Sunrise Realty Trust, Inc., a Maryland corporation and a wholly-owned subsidiary of AFC Gamma (“SUNS”) (each a “Party” and together, the “Parties”).
RECITALS
WHEREAS, AFC Gamma, acting through its direct and indirect Subsidiaries, currently conducts two businesses, including the SUNS Business;
WHEREAS, the Board of Directors of AFC Gamma (the “AFC Gamma Board”) has determined that it is appropriate, desirable and in the best interests of AFC Gamma and its stockholders to separate AFC Gamma into two separate, independent, publicly-traded companies: (i) one comprising the SUNS Business, which shall be owned and conducted directly or indirectly by SUNS, all of the common stock of which is intended to be distributed to AFC Gamma stockholders, and (ii) one comprising the AFC Gamma Business, which shall continue to be owned and conducted, directly or indirectly, by AFC Gamma;
WHEREAS, in furtherance of the foregoing, the AFC Gamma Board has determined that it is appropriate, desirable and in the best interests of AFC Gamma and its stockholders: (i) for AFC Gamma and its Subsidiaries to enter into a series of transactions whereby AFC Gamma and its Subsidiaries will be reorganized such that (A) AFC Gamma and/or one or more other members of the AFC Gamma Group will own all of the AFC Gamma Assets and assume (or retain) all of the AFC Gamma Liabilities, and (B) SUNS and/or one or more other members of the SUNS Group will own all of the SUNS Assets and assume (or retain) all of the SUNS Liabilities (the transactions referred to in clauses (A) and (B) being referred to herein as the “Separation”); and (ii) thereafter, on the Distribution Date, for AFC Gamma to distribute to the holders of issued and outstanding shares of common stock of AFC Gamma (the “AFC Gamma Common Stock”) as of the Record Date on a pro rata basis all of the issued and outstanding shares of common stock of SUNS (the “SUNS Common Stock”) (such transactions described in this clause (ii), as may be amended or modified from time to time in accordance with the terms and subject to the conditions of this Agreement, the “Distribution”);
WHEREAS, SUNS has not engaged in activities except (i) operating the SUNS Business and (ii) preparing for the Separation and the distribution of its stock;
WHEREAS, AFC Gamma and SUNS have determined that it is necessary and desirable, at or prior to the effective time of the Distribution (the “Effective Time”), to allocate, transfer or assign the SUNS Assets and SUNS Liabilities to the SUNS Group, and to allocate, transfer or assign the AFC Gamma Assets and AFC Gamma Liabilities to the AFC Gamma Group;
WHEREAS, the Parties intend that the Distribution, together with certain related transactions, generally will be taxable for U.S. federal income tax purposes; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Separation and the relationship of SUNS and AFC Gamma and their respective Affiliates.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
Article I.
DEFINITIONS
Section I.1Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
(1)“AAA” has the meaning assigned to such term in Section 8.2.
(2)“AFC Gamma” has the meaning assigned to such term in the Preamble hereto.
(3)“AFC Gamma Accounts” has the meaning assigned to such term in Section 2.3(1).
(4)“AFC Gamma Assets” means (without duplication):
(i)the ownership interests (to the extent held by AFC Gamma, SUNS or any of their respective Affiliates immediately prior to the Effective Time) in each member of the AFC Gamma Group;
(ii)all Contracts to which AFC Gamma, SUNS or any of their Affiliates is a party or by which they or any of their respective Affiliates or any of their respective Assets are bound and any rights or claims (whether accrued or contingent) of AFC Gamma, SUNS, or any of their respective Affiliates arising thereunder, in each case, other than the SUNS Contracts;
(iii)the Assets listed or described on Schedule 1.1(4)(iii) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the AFC Gamma Group;
(iv)all AFC Gamma Accounts, and, subject to the provisions of Section 2.3, all cash, Cash Equivalents, and securities on deposit in such accounts immediately prior to the Effective Time;
(v)any collateral securing any AFC Gamma Liability immediately prior to the Effective Time; and

(vi)any and all Assets (other than those Assets listed or described on Schedule 1.1(4)(iii) of the Parties or their respective Subsidiaries as of the Effective Time that are not SUNS Assets.
(5)“AFC Gamma Board” has the meaning assigned to such term in the Recitals hereto.
(6)“AFC Gamma Business” means (i) any and all businesses and operations of AFC Gamma or any of its Subsidiaries (including the members of the SUNS Group and the members of the AFC Gamma Group) as conducted immediately prior to the Distribution, other than the SUNS Business; and (ii) the business and operations of Business Entities acquired or established by or for any member of the AFC Gamma Group after the Effective Time.
(7)“AFC Gamma Common Stock” has the meaning assigned to such term in the Recitals hereto.
(8)“AFC Gamma Disclosure” means any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the SEC, any other Governmental Authority, or holders of any securities of any member of the AFC Gamma Group, in each case, on or after the Effective Time by or on behalf of any member of the AFC Gamma Group in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations).
(9)“AFC Gamma General Liability Policies” has the meaning assigned to such term in Section 9.2.
(10)“AFC Gamma Group” means (i) AFC Gamma and each of its Subsidiaries immediately following the Effective Time and (ii) each other Person who is or becomes an Affiliate of AFC Gamma at or after the Effective Time, in each case, other than the members of the SUNS Group.
(11)“AFC Gamma Indemnified Parties” has the meaning assigned to such term in Section 6.3.
(12)“AFC Gamma Liabilities” shall mean:
(i)any and all Liabilities expressly assumed or retained by the AFC Gamma Group pursuant to this Agreement or any Ancillary Agreement, including any obligations and Liabilities of any member of the AFC Gamma Group under this Agreement or the Ancillary Agreements;
(ii)any and all Liabilities of AFC Gamma, SUNS, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:
(A)the operation or conduct of the AFC Gamma Business, as conducted at any time prior to, on or after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of AFC Gamma, SUNS, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority) with respect to the AFC Gamma Business) the operation or conduct of any business conducted by any member of the AFC Gamma Group at any time after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of AFC Gamma or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority) with respect to the AFC Gamma Business); or
(B)any AFC Gamma Assets (including but not limited to any Environmental Liabilities to the extent relating to, arising out of or resulting from any AFC Gamma Assets, including those set forth on Schedule 1.1(4)(iii), whether arising before, on or after the Effective Time;
(iii)any and all Liabilities relating to, arising out of or resulting from any indemnification obligations to any current or former director or officer of AFC Gamma Group;
(iv)any and all Liabilities relating to, arising out of or resulting from any discontinued or divested businesses or operations of AFC Gamma and its Subsidiaries, including those set forth on Schedule 1.1(12)(iv); (except (x) as otherwise assumed by the SUNS Group pursuant to any Ancillary Agreement, (y) Liabilities related to an SUNS Asset, or (z) the Liabilities set forth on Schedule 1.1(12)(iv)(z));
(v)any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from: (A) the Distribution Disclosure Documents; (B) any Pre-Separation Disclosure; and (C) any AFC Gamma Disclosure;
(vi)any and all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the AFC Gamma Group (whether incurred prior to, on or after the Effective Time);
(vii)for the avoidance of doubt, and without limiting any other matters that may constitute AFC Gamma Liabilities, any and all Liabilities relating to, arising out of or resulting from any Proceedings primarily related to the AFC Gamma Business or any AFC Gamma Asset (except to the extent relating to or resulting from the SUNS Business, the SUNS Assets or the other SUNS Liabilities) including such Proceedings listed or described on Schedule 1.1(12)(vii); and
(viii)any and all accounts payable primarily related to or arising out of the AFC Gamma Business.

Notwithstanding the foregoing, the AFC Gamma Liabilities shall in no event include any Liabilities (including Liabilities under SUNS Contracts and SUNS Liabilities) that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the SUNS Group, including any Liabilities set forth on Schedule 1.1(12)(iv)(z), or for which any member of the SUNS Group is liable pursuant to this Agreement or such Ancillary Agreement.
(13)“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group, including by reason of having common stockholders or one or more directors in common. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise.
(14)“Agent” means the distribution agent to be appointed by AFC Gamma to distribute to the stockholders of AFC Gamma all of the outstanding shares of SUNS Common Stock pursuant to the Distribution.
(15)“Agreement” has the meaning assigned to such term in the Preamble hereto.
(16)“Agreement Disputes” has the meaning assigned to such term in Section 8.1(1).
(17)“Amended Financial Reports” has the meaning assigned to such term in Section 5.2(2).
(18)“Ancillary Agreements” means all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into by the Parties or their Subsidiaries (but as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated herein, including the Tax Matters Agreement, the Continuing Arrangements, and the other agreements set forth on Schedule 1.1(18).
(19)“Asset” means assets, properties, interests, claims, rights, remedies and recourse (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:
(i)all accounting and other legal and business books, records, ledgers and files, whether printed, electronic or written;

(ii)all computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;
(iii)all inventories of products, goods, materials, parts, raw materials and supplies;
(iv)all interests in real property of whatever nature, including easements, rights-of-way, leases, subleases, licenses or other occupancy agreements, whether as fee owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, licensor, lessee, sublessee, licensee or otherwise;
(v)all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;
(vi)all Contracts and any rights or claims (whether accrued or contingent) arising under any Contracts;
(vii)all deposits, letters of credit and performance and surety bonds;
(viii)all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;
(ix)all Intellectual Property;
(x)all software;
(xi)all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;
(xii)all prepaid expenses, trade accounts and other accounts and notes receivables;
(xiii)all claims, rights, remedies and recourse against any Person, whether sounding in tort, contract or otherwise, whether accrued or contingent;
(xiv)all claims, rights, remedies and recourse under insurance policies and all rights in the nature of insurance, indemnification, reimbursement or contribution;

(xv)all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;
(xvi)all cash or Cash Equivalents, bank accounts, brokerage accounts, lock boxes and other deposit arrangements; and
(xvii)all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.
(20)“Audited Party” has the meaning assigned to such term in Section 5.2(1)(ii).
(21)“Business” means the SUNS Business and/or the AFC Gamma Business, as the context requires.
(22)“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.
(23)“Business Entity” means any corporation, partnership, trust, limited liability company, joint venture, or other incorporated or unincorporated organization or other entity of any kind or nature (including those formed, organized or otherwise existing under the Laws of jurisdictions outside the United States).
(24)“Cash Equivalents” means (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority, minus the amount of any outbound checks, plus the amount of any deposits in transit.
(25)“Code” means the Internal Revenue Code of 1986, as amended.
(26)“Confidential Information” shall mean business, operations or other information, data or material concerning a Party and/or its Affiliates which, prior to or following the Effective Time, has been disclosed by a Party or its Affiliates to the other Party or its Affiliates, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 7.1 or Section 7.2 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its Affiliates or (ii) lawfully acquired from other sources by such Party or its Affiliates to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality or fiduciary obligations).

(27)“Consents” means any consents, waivers, amendments, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Authority.
(28)“Continuing Arrangements” means those arrangements set forth on Schedule 1.1(28) and such other commercial arrangements between one or more members of the AFC Gamma Group, on the one hand, and SUNS Group, on the other hand, that are expressly intended in this Agreement or any Ancillary Agreement to survive and continue following the Effective Time.
(29)“Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).
(30)“Delayed Transfer Asset or Liability” has the meaning assigned to such term in Section 2.5(2).
(31)“Disclosing Party” has the meaning assigned to such term in Section 10.27.
(32)“Dispute Notice” has the meaning assigned to such term in Section 8.1(1).
(33)“Distribution” has the meaning assigned to such term in the Recitals hereto.
(34)“Distribution Date” means the date of the consummation of the Distribution, which shall be determined by the AFC Gamma Board in its sole discretion.
(35)“Distribution Disclosure Documents” means the Registration Statement and all exhibits thereto (including the Information Statement) and any current reports on Form 8-K, in each case as filed or furnished by SUNS with the SEC in connection with the Distribution.
(36)“Effective Time” means the time at which the Distribution is effective on the Distribution Date.
(37)“Environmental Law” means all Laws, including all judicial and administrative orders, determinations, and consent agreements or decrees, relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including Laws relating to: (i) the exposure to, or presence, release or threatened release of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, release, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, in each case enacted on the date of this Agreement (regardless of whether the effective date relating thereto is before or after the Distribution).
(38)“Environmental Liabilities” means any Liabilities, arising out of or resulting from any Environmental Law, Contract or agreement relating to the environment, Hazardous Substances or exposure to Hazardous Substances, including (a) fines, penalties, judgments, awards, settlements, losses, expenses and disbursements, (b) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) and (c) responsibility for any investigation, response, reporting, remediation, monitoring or cleanup costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures, in each case known or unknown, foreseen or unforeseen.
(39)“Escrow Account” has the meaning set forth in Section 10.26(2)(ii)(A).
(40)“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
(41)“Expense Amount” has the meaning set forth in Section 10.26(2)(ii).
(42)“Expense Amount Accountant’s Letter” has the meaning set forth in Section 10.26(2)(ii)(A).
(43)“Expense Amount Tax Opinion” has the meaning set forth in Section 10.26(2)(ii)(A).
(44)“Final Determination” has the meaning set forth in the Tax Matters Agreement.
(45)“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents, substitutions, approvals, amendments, registrations, permits or authorizations to be obtained from, any Governmental Authority.
(46)“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including Nasdaq and any similar self-regulatory body under applicable securities Laws.
(47)“Guaranty Release” has the meaning assigned to such term in Section 2.10(2).
(48)“Hazardous Substances” means any and all materials, wastes, chemicals or substances (or combination thereof) that are listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect, or for which liability can be imposed, under Environmental Law.

(49)“Indebtedness” means, (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge (including a negative pledge), Security Interest, encumbrance, lien or charge of any kind existing on any Asset owned or held by any Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, and (vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.
(50)“Indemnifiable Loss” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including reasonable costs and expenses of any and all Proceedings and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).
(51)“Indemnified Party” or “Indemnified Parties” has the meaning assigned to such term in Section 6.2.
(52)“Indemnifying Party” means SUNS, for any indemnification obligation arising under Section 6.3, and AFC Gamma, for any indemnification obligation arising under Section 6.2.
(53)“Indemnity Payment” has the meaning assigned to such term in Section 6.7(1)(i).
(54)“Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including confidential or non-public information (including non-public financial information), proprietary information, studies, reports, Records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, processes, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, methodologies, prototypes, samples, flow charts, data, computer data, information contained in disks, diskettes, tapes, computer programs or other Software, marketing plans, customer data, communications by or to attorneys (including attorney work product), memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.
(55)“Information Statement” means the information statement of SUNS, included as Exhibit 99.1 to the Registration Statement, to be distributed to holders of AFC Gamma common stock in connection with the Distribution, including any amendments or supplements thereto.

(56)“Insurance Proceeds” means those monies received by an insured from an unaffiliated Third Party insurer, net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured, and any costs incurred in collecting such monies.
(57)“Intellectual Property” means all intellectual property and other similar proprietary rights of every kind and description throughout the world, whether registered or unregistered, including such rights in and to United States and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, trade names, domain names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, certificates of invention, certificates of registration, design registrations or patents and similar rights; (iii) rights in inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iv) all copyrights and copyrightable subject matter; (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), proprietary rights in Information, and rights to limit the use or disclosure of any of the foregoing by any Person; (vi) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, application programming interfaces, compilations and data, technology supporting the foregoing, and all documentation and specifications related to any of the foregoing (collectively, “Software”); (vii) moral rights and rights of attribution and integrity; (viii) all rights in the foregoing and in other similar intangible assets; (ix) all applications and registrations for the foregoing; and (x) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.
(58)“Intergroup Indebtedness” means any receivables, payables, accounts, advances, loans, guarantees, commitments and indebtedness for borrowed funds between a member of the AFC Gamma Group and SUNS as of the Distribution, if any; provided, however, that “Intergroup Indebtedness” shall not include any accounts payable or contingent Liabilities arising pursuant to (i) any intercompany agreement that will survive the Separation and Distribution, (ii) the Ancillary Agreements, (iii) any agreements with respect to continuing transactions between AFC Gamma and SUNS and (iv) any other agreements entered into in the ordinary course of business at or following the Distribution.
(59)“Internal Control Audit and Management Assessments” has the meaning assigned to such term in Section 5.2(1)(i).
(60)“Internal Reorganization” means all of the transactions, other than the Distribution, described in the step plan listed on Schedule 1.1(56).
(61)“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

(62)“Liabilities” means all debts, liabilities, obligations, responsibilities, losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, reserved or unreserved, liquidated or unliquidated, foreseen or unforeseen, on or off balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising under or in connection with any Law (including any Environmental Law), or other pronouncements of Governmental Authorities constituting a Proceeding, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any Contract, agreement, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express covenant or warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof.
(63)“Liable Party” has the meaning assigned to such term in Section 2.9(2).
(64)“Nasdaq” means any tier of the Nasdaq Stock Market, including the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market.
(65)“Other Parties’ Auditors” has the meaning assigned to such term in Section 5.2(1)(ii).
(66)“Other Party Marks” has the meaning assigned to such term in Section 5.1(1).
(67)“Party” or “Parties” has the meaning assigned to such term in the Preamble hereto.
(68)“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.
(69)“Pre-Separation Disclosure” mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) that AFC Gamma, SUNS, or any of their respective Affiliates filed with or furnished to the SEC, any other Governmental Authority, or holders of any securities of AFC Gamma or any of its Affiliates, in each case, prior to the Effective Time and in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).
(70)“Proceeding” means any claim, charge, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, subpoena, proceeding, or investigation of any kind by or before any court, grand jury, Governmental Authority or any arbitration or mediation tribunal or authority.

(71)“Protected REIT” means any entity that (a) has elected, or intends to elect for the taxable year in which the applicable payment is to be made, to be taxed as a REIT, and (b) either (i) is an Indemnified Party or (ii) owns a direct or indirect equity interest in any Indemnified Party and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnified Party or as receiving all or a portion of the Indemnified Party’s income.
(72)“Receiving Party” has the meaning assigned to such term in Section 10.27.
(73)“Record Date” means the date to be determined by the AFC Gamma Board in its sole discretion as the record date for the Distribution.
(74)“Records” means all books, records and other documents, books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.
(75)“Registration Statement” means the Registration Statement on Form 10 of SUNS (which includes the Information Statement) relating to the registration under the Exchange Act of SUNS Common Stock, including all amendments or supplements thereto.
(76)“REIT” means a “real estate investment trust” as defined in Sections 856 through and including 860 of the Code.
(77)“REIT Qualification Ruling” has the meaning set forth in Section 10.26(2)(ii)(A).
(78)“REIT Requirements” means the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.
(79)“Release Letter” has the meaning set forth in Section 10.26(2)(ii)(A).
(80)“Rules” has the meaning assigned to such term in Section 8.2.
(81)“SEC” means the United States Securities and Exchange Commission or any successor agency thereto.
(82)“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.
(83)“Separation” has the meaning assigned to such term in the Recitals hereto.
(84)“Shared Contract” means any Contract of SUNS or the AFC Gamma Group that, as of the Distribution, relates in any material respect to both the SUNS Business, on the one hand, and the AFC Gamma Business, on the other hand in respect of rights or performance obligations for periods of time after the Distribution.
(85)“Shared Contractual Liabilities” means Liabilities in respect of Shared Contracts.
(86)“Software” has the meaning assigned to such term in the definition of Intellectual Property.
(87)“SUNS” has the meaning assigned to such term in the Preamble hereto.
(88)“SUNS Accounts” has the meaning assigned to such term in Section 2.3(1).
(89)“SUNS Assets” means only the following Assets (without duplication):
(i)all SUNS Contracts, and any rights or claims (whether accrued or contingent) of AFC Gamma, SUNS, or any of their respective Affiliates, arising thereunder;
(ii)all Assets owned, leased or held by AFC Gamma, SUNS, or any of their respective Affiliates immediately prior to the Effective Time that are used primarily or held for use primarily in the SUNS Business, including inventory, accounts receivable, goodwill, interests in real estate and all Assets reflected on the SUNS Balance Sheet, or the accounting records supporting such balance sheet and any Assets acquired by or for the SUNS Business subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any disposition of any of the foregoing Assets subsequent to the date of such balance sheet;
(iii)the Assets listed or described on Schedule 1.1(80)(iii) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to any member of the SUNS Group; and
(iv)all SUNS Accounts, and, subject to the provisions of Section 2.3, all cash, Cash Equivalents, and securities on deposit in such accounts immediately prior to the Effective Time, after giving effect to any withdrawal by, or other distribution of cash to, AFC Gamma or any member of the AFC Gamma Group which may occur at or prior to the Effective Time.
Notwithstanding the foregoing, the SUNS Assets shall in no event include:
(A)the Assets listed or described on Schedule 1.1(80)(iv)(A); or

(B)any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, transferred or assigned to, any member of the AFC Gamma Group, including Assets leased, owned or held by AFC Gamma, SUNS, or any of their respective Affiliates immediately prior to the Effective Time that are used primarily or held for use primarily in the AFC Gamma Business.
(90)“SUNS Balance Sheet” means the balance sheet of the SUNS Business, as of December 31, 2023, that is included in the Information Statement; provided, however, that to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to SUNS or any member of the SUNS Group or vice versa in connection with the Separation and Internal Reorganization and prior to the Distribution Date, such Assets and/or Liabilities shall be deemed to be included or excluded from the SUNS Balance Sheet, as the case may be.
(91)“SUNS Business” means the business, activities and operations of SUNS Group prior to the Effective Time, which shall include the assets, liabilities and business related to AFC Gamma’s commercial real estate lending business not related to AFC Gamma’s business of structuring, underwriting, origination and investing in loans to and debt securities of cannabis industry operators, as conducted by SUNS immediately prior to the Separation, including the operations, properties, services and activities of such business, and the businesses and operations of Business Entities acquired or established by or for any member of the SUNS Group after the Effective Time.
(92)“SUNS Common Stock” has the meaning assigned to such term in the Recitals hereto.
(93)“SUNS Contracts” means the following Contracts to which any Party or any of its Subsidiaries or Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such Contract or part thereof that is expressly contemplated not to be transferred or assigned by any member of the AFC Gamma Group to SUNS pursuant to any provision of this Agreement or any Ancillary Agreement:
(i)any Contract that relates primarily to the SUNS Business;
(ii)any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, transferred or assigned to, any member of the SUNS Group; and
(iii)the Contracts listed or described on Schedule 1.1(84)(iii).
(94)“SUNS Disclosure” means any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the SEC, any other Governmental Authority, or holders of any securities of any member of the SUNS Group, in each case, on or after the Distribution Date by or on behalf of any member of the SUNS Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(95)“SUNS General Liability Policies” has the meaning assigned to such term in Section 9.1.
(96)“SUNS Group” SUNS and each Person that is a direct or indirect Subsidiary of SUNS as of immediately prior to the Distribution (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of SUNS after the Effective Time.
(97)“SUNS Indemnified Parties” has the meaning assigned to such term in Section 6.2.
(98)“SUNS Liabilities” shall mean all of the following Liabilities of either Party or any of its Subsidiaries:
(i)any and all Liabilities expressly assumed or retained by the SUNS Group pursuant to this Agreement or the Ancillary Agreements, including any obligations and Liabilities of any member of the SUNS Group under this Agreement or the Ancillary Agreements;
(ii)any and all Liabilities of AFC Gamma, SUNS, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:
(A)the operation or conduct of the SUNS Business, as conducted at any time prior to, on or after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of AFC Gamma, SUNS, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority) with respect to the SUNS Business);
(B)the operation or conduct of any business conducted by any member of the SUNS Group at any time after the Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of SUNS or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority) with respect to the SUNS Business); or
(C)any SUNS Assets (including but not limited to any Environmental Liabilities to the extent relating to, arising out of or resulting from any SUNS Assets), including those set forth on Schedule 1.1(89)(ii)(C), whether arising before, on or after the Effective Time;
(iii)any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from any SUNS Disclosure;

(iv)any and all Liabilities relating to, arising out of or resulting from (any Indebtedness of any member of the SUNS Group (whether incurred prior to, on or after the Effective Time);
(v)for the avoidance of doubt, and without limiting any other matters that may constitute SUNS Liabilities, any and all Liabilities relating to, arising out of or resulting from any Proceedings primarily related to the SUNS Business or any SUNS Asset (except to the extent relating to or resulting from the AFC Gamma Business, the AFC Gamma Assets or the other AFC Gamma Liabilities) including such Proceedings listed or described on Schedule 1.1(89)(v);
(vi)all Liabilities reflected as Liabilities or obligations on the SUNS Balance Sheet or on the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the SUNS Balance Sheet; it being understood that (x) the SUNS Balance Sheet and the accounting records supporting such balance sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SUNS Liabilities pursuant to this subclause (vi); and (y) the amounts set forth on the SUNS Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SUNS Liabilities pursuant to this subclause (vi);
(vii)any and all accounts payable primarily related to or arising out of the SUNS Business; and
(viii)the Liabilities set forth on Section 1.1(12)(iv)(z).
Notwithstanding the foregoing, the SUNS Liabilities shall in any event not include any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the AFC Gamma Group, including any Liabilities set forth on Section 1.1(12)(iv)(z), or for which any member of the AFC Gamma Group is liable pursuant to this Agreement or such Ancillary Agreement.
(99)“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
(100)“Tax” or “Taxes” has the meaning assigned to such term in the Tax Matters Agreement.

(101)“Tax Authority” has the meaning set forth in the Tax Matters Agreement.
(102)“Tax Contest” has the meaning assigned to such term in the Tax Matters Agreement.
(103)“Tax Matters Agreement” means the Tax Matters Agreement by and between AFC Gamma and SUNS, dated as of the date hereof and substantially in the form attached as Exhibit B hereto.
(104)“Tax Return” has the meaning assigned to such term in the Tax Matters Agreement.
(105)“Third Party” shall mean any Person other than the Parties or any of their respective Subsidiaries.
(106)“Third Party Claim” has the meaning assigned to such term in Section 6.4(1).
(107)“Trademarks” has the meaning assigned to such term in the definition of Intellectual Property.
(108)“Transfer” has the meaning assigned to such term in Section 2.2(1).
(109)“Transfer Documents” shall mean, collectively, the various instruments, assignments, agreements, Contracts and other documents entered into and to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement (including as contemplated by the Internal Reorganization) or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement (other than the Ancillary Agreements), each of which shall be in such form and dated as of such date as AFC Gamma shall determine in its sole discretion.
Section I.2References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Any action to be taken by the board of directors of a Party may be taken by a committee of the board of directors of such Party if properly delegated by the board of directors of a Party to such committee. Unless the context otherwise requires:
(1)the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;
(2)references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement;
(3)the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement;

(4)references in this Agreement to any time shall be to New York, NY time unless otherwise expressly provided herein; and
(5)as described in Section 10.2, to the extent that the terms and conditions of any Schedule hereto conflicts with the express terms of the body of this Agreement or any Ancillary Agreement, the terms of such Schedule shall control; it being understood that the Parties intend to include in the Schedules hereto any exceptions to the general rules described in the body of this Agreement and to give full effect to such exceptions, with respect to the matters expressly set forth therein.
Section I.3Effective Time. This Agreement shall be effective as of the Effective Time.
Section I.4Other Matters. As described in more detail in, but subject to the terms and conditions of, Section 10.1 and Section 10.2, and the Tax Matters Agreement will govern AFC Gamma’s and SUNS’s respective rights, responsibilities and obligations after the Distribution with respect to the matters set forth in such Tax Matters Agreement, except as expressly set forth in this Agreement or any other Ancillary Agreement.
Article II.
THE SEPARATION
Section II.1General. Subject to the terms and conditions of this Agreement, including Section 4.3 and Section 4.4, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof. It is the intent of the Parties that prior to consummation of the Distribution, AFC Gamma, SUNS and AFC Gamma Subsidiaries shall be reorganized, to the extent necessary, such that immediately following the consummation of such reorganization, subject to Section 2.5 and the provisions of any Ancillary Agreement, (i) all of AFC Gamma’s and its Subsidiaries’ right, title and interest in and to the SUNS Assets will be owned or held by member or members of the SUNS Group, the SUNS Business will be conducted only by the members of the SUNS Group and all of the SUNS Liabilities will be assumed directly or indirectly by (or retained by) a member of the SUNS Group; and (ii) all of AFC Gamma’s and its Subsidiaries’ right, title and interest in and to the AFC Gamma Assets will be owned or held by a member or members of the AFC Gamma Group, the AFC Gamma Business will be conducted only by the members of the AFC Gamma Group and all of the AFC Gamma Liabilities will be assumed directly or indirectly by (or retained by) a member of the AFC Gamma Group. Further, the intent of the Parties is (i) the direct assumption of liabilities and (ii) the transfer of assets.
Section II.2The Separation. At or prior to the Effective Time, to the extent not already completed and subject to the terms of the Ancillary Agreements:
(1)AFC Gamma shall and hereby does, on behalf of itself and the other members of the AFC Gamma Group, as applicable, transfer, contribute, assign, distribute, and convey, or cause to be transferred, contributed, assigned, distributed and conveyed (“Transfer”), to SUNS or another member of the SUNS Group, and SUNS or such member of the SUNS Group shall and hereby does accept from AFC Gamma and the applicable members of the AFC Gamma Group, all of AFC Gamma’s and the other members’ of the AFC Gamma Group’s respective direct or indirect rights, title and interest in and to the SUNS Assets to the extent such rights, title and interest are not already owned by any member of the SUNS Group;
(2)SUNS shall and hereby does on behalf of itself and the other members of the SUNS Group, as applicable, Transfer to AFC Gamma or another member of the AFC Gamma Group, and AFC Gamma or such member of the AFC Gamma Group shall and hereby does accept from SUNS and the applicable members of the SUNS Group, all of SUNS’s and the other members’ of the SUNS Group’s respective direct or indirect rights, title and interest in and to the AFC Gamma Assets held by SUNS or a member of the SUNS Group;
(3)(i) AFC Gamma shall, or shall cause another member of the AFC Gamma Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the AFC Gamma Liabilities and (ii) SUNS shall, or shall cause another member of the SUNS Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all the SUNS Liabilities, in each case regardless of (A) when or where such Liabilities arose or arise, (B) where or against whom such Liabilities are asserted or determined, (C) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of law, willful misconduct, bad faith, fraud or misrepresentation by any member of the AFC Gamma Group or the SUNS Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (D) which entity is named in any Proceeding associated with any Liability and (E) whether the facts on which they are based occurred prior to, on or after the date hereof;
Section II.3Bank Accounts; Cash Balances.
(1)The Parties agree to take, or cause the members of their respective Groups to take, at the Effective Time (or such earlier time as AFC Gamma may determine), all actions necessary to amend all Contracts governing each bank and brokerage account owned by SUNS or any other member of the SUNS Group (the “SUNS Accounts”) so that such SUNS Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by AFC Gamma or any other member of the AFC Gamma Group (the “AFC Gamma Accounts”) are de-linked from the AFC Gamma Accounts. From and after the Effective Time, no AFC Gamma employee (in their capacity as such) shall have any authority to access or control any SUNS Account.
(2)The Parties agree to take, or cause the members of their respective Groups to take, at the Effective Time (or such earlier time as AFC Gamma may determine), all actions necessary to amend all Contracts governing the AFC Gamma Accounts so that such AFC Gamma Accounts, if currently linked to a SUNS Account, are de-linked from the SUNS Accounts. From and after the Effective Time, no SUNS employee (in their capacity as such) shall have any authority to access or control any AFC Gamma Account.

(3)The Parties intend that, following consummation of the actions contemplated by Section 2.3(1) and Section 2.3(2), there will continue to be in place a centralized cash management system pursuant to which the SUNS Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the SUNS Group.
(4)The Parties intend that, following consummation of the actions contemplated by Section 2.3(1) and Section 2.3(2), there will continue to be in place a centralized cash management system pursuant to which the AFC Gamma Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the AFC Gamma Group.
(5)With respect to any outstanding checks issued by AFC Gamma, SUNS, or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the member of the applicable Group owning the account on which the check is drawn.
(6)As between the Parties hereto and the members of their respective Groups, all payments and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.
(7)The Parties agree that, prior to the Effective Time, AFC Gamma or any other member of the AFC Gamma Group may withdraw any and all cash or Cash Equivalents from the SUNS Accounts for the benefit of AFC Gamma or any other member of the AFC Gamma Group. Notwithstanding the foregoing, it is the intention of AFC Gamma and SUNS that, at the time of the Distribution, SUNS shall have a minimum cash or Cash Equivalents balance, as would be reflected on the unaudited consolidated balance sheet of the SUNS Group as of the close of business on the date prior to the Distribution Date, of $67,900,000. All cash held by any member of the SUNS Group as of the Distribution shall be a SUNS Asset and all cash held by any member of the AFC Gamma Group as of the Distribution shall be an AFC Gamma Asset.
Section II.4Limitation of Liability; Termination of Agreements.
(1)Except as otherwise expressly provided in this Agreement, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of each other Party’s Group in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.
(2)Except as set forth in subsection (3) below, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of such other

Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding, whether or not in writing, entered into or existing at or prior to the Effective Time, and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all Contracts, arrangements, course of dealings or understandings between it or any members in its Group, on the one hand, and the other Party, or any members of its Group, on the other hand, effective as of immediately prior to the Effective Time, and any such Liability, whether or not in writing, is hereby irrevocably cancelled, released and waived effective as of the Effective Time. No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, any reasonably requested actions necessary to effect the foregoing.
(3)The provisions of Section 2.4(2) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):
(i)this Agreement, the Ancillary Agreements, the Transfer Documents, the Continuing Arrangements and any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby;
(ii)any Contracts, arrangements, course of dealings or understandings to which any Third Party is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts, arrangements, course of dealings or understandings constitute AFC Gamma Assets, SUNS Assets, AFC Gamma Liabilities, or SUNS Liabilities, such Contracts, arrangements, course of dealings or understandings shall be assigned or retained pursuant to this Article II); and
(iii)any Contracts, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of AFC Gamma or SUNS is a party.
(4)If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.4(2) and, but for the mistake or oversight of either Party, would have been listed on Schedule 2.4(4) as a Continuing Arrangement as it is reasonably necessary for such affected Party to be able to continue to operate its businesses in substantially the same manner in which such businesses were operated prior to the Effective Time, then, at the request of such affected Party made within twelve (12) months following the Effective Time, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue following the Effective Time; provided, however, any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.
Section II.5Delayed Transfer of Assets or Liabilities.

(1)To the extent that any Transfers or assumptions contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall cooperate to effect such Transfers or assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or assumed; provided, however, that the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all Assets and assumption of all Liabilities contemplated to be Transferred or assumed pursuant to this Article II.
(2)In the event that any such Transfer of Assets or assumption of Liabilities has not been consummated as of the Effective Time (any such Asset or Liability, a “Delayed Transfer Asset or Liability”), then from and after the Effective Time, (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Delayed Transfer Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Delayed Transfer Asset or Liability is to be transferred or assumed in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member of the AFC Gamma Group or the SUNS Group, as the case may be, entitled to the receipt of such Asset or Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of such delayed Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.
(3)If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of transfer of any Delayed Transfer Asset or Liability pursuant to this Section 2.5, are obtained or satisfied, the Transfer or novation of the applicable Delayed Transfer Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement as promptly as practicable after the receipt of such Consents, Governmental Approvals and/or absence or satisfaction of conditions.

(4)The Party (or relevant member of its Group) retaining any Delayed Transfer Asset or Liability shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.
(5)Until the two year anniversary of this Agreement, if either Party determines that it (or any member of its Group) owns any Asset that was allocated by the terms of this Agreement to be Transferred to the other Party at the Effective Time or that is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or an Asset that such other Party or Subsidiary was intended to have the right to continue to use, then the Party owning such Asset shall as applicable (i) Transfer any such Asset to the Party (or relevant member of its Group) identified as the appropriate transferee and following such Transfer, such Asset shall be a SUNS Asset or AFC Gamma Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to assumption of associated Liabilities. In connection with such Transfer, the receiving party shall assume all Liabilities related to such Asset.
(6)After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other Party (or any member of its Group) to receive and open all mail, packages and other communications received by such Party (or any member of its Group) and not unambiguously intended for such first Party, any member of such first Party’s Group or any of their respective officers, directors, employees or other agents, and to the extent that they do not relate to the business of the receiving Party, the receiving party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 10.6. The provisions of this Section 2.6(6) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other to accept service of process on its (or its members’) behalf and no Party (or any member of its Group) is or shall be deemed to be the agent of the other Party (or any member of its Group) for service of process purposes.
(7)For the avoidance of doubt, nothing in this Section 2.5 shall apply to Shared Contracts, which shall be governed by Section 2.7.
Section II.6Transfer Documents. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, at or prior to the Effective Time, or after the Effective Time with respect to Section 2.6, by the appropriate entities, the Transfer

Documents necessary to evidence the valid and effective assumption by the applicable Party (or any member of its Group) of its assumed Liabilities, and the valid Transfer to the applicable Party (or any member of its Group) of all rights, titles and interests in and to its accepted Assets, including the transfer of real property with quit claim deeds, as may be appropriate.
Section II.7Shared Contracts.
(1)With respect to Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall be allocated, unless otherwise allocated pursuant to this Agreement or an Ancillary Agreement, between the Parties as follows:
(i)first, if a Liability is incurred exclusively in respect of a benefit received by one Party or its Group, the Party or Group receiving such benefit shall be responsible for such Liability;
(ii)second, if a Liability cannot be exclusively allocated to one Party or its Group under clause (i) above, such Liability shall be allocated among both Parties and their respective Groups based on the relative proportions of total benefit received (over the remaining term of the Shared Contract, measured starting as of the date of allocation) under the relevant Shared Contract. Notwithstanding the foregoing, each Party and its Group shall be responsible for any or all Liabilities arising out of or resulting from such Party’s or Group’s breach of the relevant Shared Contract.
(2)Except as otherwise expressly contemplated in this Agreement or an Ancillary Agreement, if AFC Gamma or any member of the AFC Gamma Group, on the one hand, or SUNS or any member of the SUNS Group, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other Party or its Group, AFC Gamma, on the one hand, or SUNS, on the other hand, as applicable, will use its respective commercially reasonable efforts, or will cause any member of its Group to use its commercially reasonable efforts, to deliver, Transfer or otherwise afford such benefit or payment to the other Party.
(3)Notwithstanding anything to the contrary herein, the Parties have determined that it is advisable that certain Shared Contracts, or portions thereof, will be separated or assigned to a member of the AFC Gamma Group or the SUNS Group, as applicable. The Parties shall use their commercially reasonable efforts to separate the Shared Contracts which are identified on Schedule 2.7(3) into separate Contracts between the appropriate Third Party and either (i) SUNS or a member of the SUNS Group or (ii) AFC Gamma or a member of the AFC Gamma Group. AFC Gamma or a member of the AFC Gamma Group will use commercially reasonable efforts to assign the rights and obligations, but only to the extent relating to the SUNS Business, under the Shared Contracts which are identified on Schedule 2.7(3) to SUNS or a member of the SUNS Group. The Parties agree to cooperate and provide reasonable assistance prior to the Effective Time and for a period of six (6) months following the Effective Time (with no obligation on the part of either Party to pay any costs or fees with respect to such assistance) in effecting the separation or assignment of such Shared Contracts as described above.
(4)Each of AFC Gamma and SUNS shall, and shall cause the members of their respective Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to their respective Business as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of such Party’s Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or a good faith resolution of a Tax Contest).
Section II.8Further Assurances.
(1)In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, each of the Parties shall cooperate with each other and use (and will cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(2)Without limiting the foregoing, each Party shall cooperate with the other Party, from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.
(3)On or prior to the Distribution Date, AFC Gamma and SUNS in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each approve or ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of AFC Gamma or Subsidiary of SUNS, as applicable, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.
Section II.9Novation of Liabilities; Consents.
(1)Each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign all obligations under Contracts or other Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement, or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).
(2)If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the other Party or a member of such other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such other Party or member of such other Party’s Group thereunder from and after the Effective Time; provided, however, that the other Party shall not be obligated to extend, renew or otherwise cause such Contract, license or other obligation to remain in effect beyond the term in effect as of the Effective Time. The Liable Party shall indemnify and defend each other Party and the members of such other Party’s Group against any and all Liabilities arising in connection therewith; provided, however, that the Liable Party shall have no obligation to indemnify the other Party or any member of such other Party’s Group with respect to any matter to the extent that such other Party has engaged in any knowing violation of Law or fraud in connection therewith. The other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of such other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and obligations and other Liabilities.
Section II.10Guarantees and Letters of Credit.
(1)AFC Gamma shall (with the commercially reasonable cooperation of SUNS and the other members of the SUNS Group) use its commercially reasonable efforts, if so requested by SUNS, (a) to have any member of the SUNS Group released as guarantor of, or obligor for, any AFC Gamma Liability, including with respect to those guarantees and obligations listed or described on Schedule 2.10(1), to the extent that they relate to AFC Gamma

Liabilities, (b) to cause all security interests or liens granted by any member of the SUNS Group with respect to such guarantees or obligations terminated, satisfied, discharged and released and (c) take such further actions as are reasonably requested by SUNS, from time to time, in each case, to cause the discharge and releases contemplated by this Section 2.10(1).
(2)SUNS shall (with the commercially reasonable cooperation of AFC Gamma and the other members of the AFC Gamma Group) use its commercially reasonable efforts, if so requested by AFC Gamma, (a) to have any member of the AFC Gamma Group removed as guarantor of, or obligor for, any SUNS Liability, including with respect to those guarantees or obligations listed or described on Schedule 2.10(1), to the extent that they relate to the SUNS Liabilities (each of the releases referred to in clauses (1) and (2) of this Section 2.12, a “Guaranty Release”), (b) to cause all security interests or liens granted by any member of the AFC Gamma Group with respect to such guarantees or obligations terminated, satisfied, discharged and released and (c) take such further actions as are reasonably requested by AFC Gamma, from time to time, in each case, to cause the discharge and releases contemplated by this Section 2.10(2).
Section II.11Redemption of Preferred Stock
(1)Prior to the Separation, AFC Gamma shall redeem all outstanding shares of its 12.0% Series A Cumulative Non-Voting Preferred Stock (the “AFC Gamma Preferred Stock”) for cash at a price per share of AFC Gamma Preferred Stock of $1,000 plus all accrued and unpaid dividends thereon to and including the date fixed for redemption.
Section II.12DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.
(1)EACH OF AFC GAMMA (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE AFC GAMMA GROUP), AND SUNS (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE SUNS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, TRANSFER DOCUMENT, OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, TRANSFER DOCUMENT, OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NO INFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED

HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY TRANSFER DOCUMENT OR IN ANY ANCILLARY AGREEMENT, ALL ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM) AND THE RESPECTIVE TRANSFEREES SHALL BEAR ALL ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, CONTRACTS, OR JUDGMENTS ARE NOT COMPLIED WITH. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY DISCLAIMED.
(2)Each of AFC Gamma (on behalf of itself and each member of the AFC Gamma Group) and SUNS (on behalf of itself and each member of the SUNS Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.12(1) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both AFC Gamma or any member of the AFC Gamma Group, on the one hand, and SUNS or any member of the SUNS Group, on the other hand, are jointly or severally liable for any AFC Gamma Liability or any SUNS Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.
(3)AFC Gamma hereby waives compliance by itself and each and every member of the AFC Gamma Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the AFC Gamma Assets to AFC Gamma or any member of the AFC Gamma Group.
(4)SUNS hereby waives compliance by itself and each and every member of the SUNS Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the SUNS Assets to SUNS or any member of the SUNS Group.
Article III.
CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section III.1Separation. The Parties agree to take, or cause the members of their respective Groups to take, prior to the Distribution, all actions necessary, subject to the terms of this Agreement, to effectuate the Separation as set forth in Article II.
Section III.2Certificate of Incorporation; Bylaws. At or prior to the Effective Time, all necessary actions shall be taken to adopt the form of amended and restated certificate of incorporation and amended and restated by-laws filed by SUNS with the SEC as exhibits to the Registration Statement.
Section III.3Directors. To the extent not already caused, at or prior to the Effective Time, AFC Gamma shall take all necessary action to cause the board of directors of SUNS to consist of the individuals who are identified in the Registration Statement (including the Information Statement) at the Effective Time as being directors of SUNS.
Section III.4Resignations.
(1)Subject to Section 3.4(2), at or prior to the Effective Time, (i) AFC Gamma shall cause all its employees and any employees of its Affiliates who will not become an SUNS employee immediately following the Effective Time to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the SUNS Group in which they serve, and (ii) SUNS shall cause all SUNS employees to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the AFC Gamma Group in which they serve.
(2)No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.
Section III.5Ancillary Agreements. At or prior to the Effective Time, AFC Gamma and SUNS shall enter into, and, if applicable, shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements.
Article IV.
THE DISTRIBUTION
Section IV.1The Distribution. Subject to the satisfaction or waiver of the conditions, covenants and other terms set forth in this Agreement and the Ancillary Agreements, on or prior to the Distribution Date, in connection with the Separation, including the Transfer of the SUNS Assets to SUNS in the Separation whenever made, SUNS shall issue to AFC Gamma as a stock dividend such number of shares of SUNS Common Stock (or AFC Gamma and SUNS shall take or cause to be taken such other appropriate actions to ensure that AFC Gamma has the requisite number of shares of SUNS Common Stock) as may be requested by AFC Gamma after consultation with SUNS in order to effect the Distribution, which shares as of the date of issuance shall represent (together with such shares previously held by AFC Gamma) all of the issued and outstanding shares of SUNS Common Stock. Subject to conditions and other terms in this Article IV, AFC Gamma will cause the Agent on the Distribution Date to make the

Distribution, including by crediting the appropriate number of shares of SUNS Common Stock to book entry accounts for each holder of SUNS Common Stock or designated transferee or transferees of such holder of SUNS Common Stock. For stockholders of AFC Gamma who own AFC Gamma Common Stock through a broker or other nominee, their shares of SUNS Common Stock will be credited to their respective accounts by such broker or nominee. No action by any holder of AFC Gamma Common Stock on the Record Date shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of SUNS Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Distribution.

Section IV.2Fractional Shares. AFC Gamma stockholders who, after aggregating the number of shares of SUNS Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of SUNS Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of SUNS Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of SUNS Common Stock allocable to each other holder of record or beneficial owner of AFC Gamma Common Stock as of close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of SUNS Common Stock, after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. SUNS shall bear the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Agent. None of AFC Gamma, SUNS or the applicable Agent will guarantee any minimum sale price for the fractional shares of SUNS Common Stock. Neither AFC Gamma nor SUNS will pay any interest on the proceeds from the sale of fractional shares. The Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the selected broker-dealers will be Affiliates of AFC Gamma or SUNS.
Section IV.3Actions in Connection with Distribution.
(1)SUNS shall file such amendments and supplements to the Registration Statement as AFC Gamma may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Registration Statement and Information Statement as may be required by the SEC or federal, state or foreign securities Laws. AFC Gamma shall mail to the holders of AFC Gamma Common Stock, at such time on or prior to the Distribution Date as AFC Gamma shall determine, the Information Statement included in the Registration Statement, as well as any other information concerning SUNS, the SUNS Business, operations and management, the Separation and such other matters as AFC Gamma shall reasonably determine are necessary and as may be required by Law.
(2)SUNS shall also prepare, file with the SEC and cause to become effective any registration statements or amendments thereof required to effect the establishment of, or amendments to, any employee benefit and other plans or as otherwise necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements, including any transactions related to financings or other credit facilities. Promptly after receiving a request from AFC Gamma, SUNS shall prepare and, in accordance with applicable Law, file with the SEC any such documentation that AFC Gamma determines is necessary or desirable to effectuate the Distribution, and AFC Gamma and SUNS shall each use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.
(3)Promptly after receiving a request from AFC Gamma, to the extent not already approved and effective, SUNS shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing on the Nasdaq of the SUNS Common Stock to be distributed in the Distribution, subject to official notice of distribution.
(4)Nothing in this Section 4.3 shall be deemed, by itself, to create a Liability of AFC Gamma for any portion of the Registration Statement.
Section IV.4Sole Discretion of AFC Gamma. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, AFC Gamma shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, AFC Gamma may, in accordance with Section 10.10, at any time prior to the Distribution Date and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. None of SUNS, any other member of the SUNS Group, any SUNS employee or any Third Party shall have any right or claim to require the consummation of the Separation or the Distribution, each of which shall be effected at the sole discretion of the AFC Gamma Board.
Section IV.5Conditions.
(1)Subject to Section 4.4, the following are conditions to the consummation of the Distribution (which, to the extent permitted by applicable Law, may be waived, in whole or in part, by AFC Gamma in its sole discretion):
(i)The SUNS Registration Statement shall have been declared effective by the SEC and shall be subject to no further comment, no stop order suspending the effectiveness of the SUNS Registration Statement shall be in effect, and no Proceedings for that purpose will be pending before or threatened by the SEC;

(ii)The SUNS Common Stock to be delivered to the AFC Gamma stockholders in the Distribution shall have been accepted for listing on the Nasdaq, subject to official notice of distribution;
(iii)Each of AFC Gamma and SUNS shall have received any necessary permits, registrations and consents under the securities or “blue sky” Laws of states or other political subdivisions of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution and all such permits and authorizations shall be in effect;
(iv)No order, injunction or decree issued by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no other Law or other legal restraint or prohibition shall have been adopted or be effective preventing the consummation of the Separation, Distribution or any of the related transactions contemplated herein;
(v)The Internal Reorganization shall have been effectuated, including the execution of all such instruments, assignments, documents and other agreements necessary to effect the Internal Reorganization; and
(vi)No other events or developments shall exist or shall have occurred that, in the judgment of the AFC Gamma Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement.
(2)The conditions set forth in this Section 4.5 are for the sole benefit of AFC Gamma and shall not give rise to or create any duty on the part of AFC Gamma or the AFC Gamma Board to waive or not waive any such condition. Any determination made by AFC Gamma prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.5 shall be conclusive and binding on the Parties hereto.
Article V.
COVENANTS
Section V.1Legal Names and Other Parties’ Trademark.
(1)Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the Distribution Date, but in any event within six (6) months thereafter, each Party shall cease (and shall cause all of the other members of its Group to cease): (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s Affiliates (including, in the case of SUNS, “AFC Gamma, Inc.” or any other name or Trademark containing the words “AFC Gamma”, and in the case of AFC Gamma, “Sunrise Realty Trust, Inc.” or any other name or Trademark containing the words “Sunrise Realty Trust”) and (B) any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Party or any of such other Party’s Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) in the case of any member of the SUNS Group, making factual and accurate reference in a non-Trademark manner that it was formerly affiliated with AFC Gamma or in the case of any member of the AFC Gamma Group, making factual and accurate reference in a non-Trademark manner that it was formerly affiliated with SUNS, (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated Third Party made such use or would otherwise be legally permissible for any unaffiliated Third Party without the consent of the Party owning such Other Party Mark, and (3) making references in internal historical and tax records. In furtherance of the foregoing, as soon as practicable, but in no event later than six (6) months following the Distribution Date, each Party shall (and cause all of the other members of its Group to) remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by any Party or any of such Party’s Affiliates of any of the Other Party Marks as permitted in this Section 5.1 is subject to their compliance with all quality control standards and related requirements and guidelines in effect for the Other Party Marks as of the Effective Time.
(2)Notwithstanding the foregoing requirements of Section 5.1(1), if any Party or any member of such Party’s Group used commercially reasonable efforts to comply with Section 5.1(a) but is unable, due to regulatory or other circumstance beyond its control, to effect a legal name change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s legal name, then such Party or its relevant Group member will not be deemed to be in breach hereof as long as it continues to use commercially reasonable efforts to effectuate such name change and does effectuate such name change within twelve (12) months after the Distribution Date, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s legal name which includes references to “SUNS” or “AFC Gamma” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.
Section V.2Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.
(1)Each Party agrees that during the period ending on December 31, 2023, with respect to clause (i) below and December 31, 2023 with respect to clause (ii) (and with the consent of the other applicable Party, which consent shall not be unreasonably withheld or delayed, during any period of time after December 31, 2023 reasonably requested by such requesting Party so long as there is a reasonable business purpose for such request) and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for the year ended December 31, 2023, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting related to such financial statements and such Party’s management’s assessment thereof, and each Party’s management’s assessment of such Party’s disclosure controls and procedures related to such financial statements:
(i)Annual Financial Statements. Each Party shall provide to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, (a) its auditor’s audit report of its internal control over financial reporting and (b) management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete their respective auditor’s report on Internal Control Audit and Management Assessments, to the extent applicable to such Party.
(ii)Access to Personnel and Records. Each audited Party shall authorize, and use its commercially reasonable efforts to cause, its respective auditors to make available to the other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s expected auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they consider necessary to conduct their respective Internal Control Audit and Management Assessments.
(2)Amended Financial Reports. In the event a Party restates any of its financial statements that includes such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation between January 1, 2023 and December 31, 2023, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the SEC that includes such restated audited or unaudited financial statements (the “Amended Financial Reports”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the SEC, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the SEC, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party and the Other Parties’ Auditors, in connection with the other Party’s preparation of any Amended Financial Reports.
(3)Financials; Outside Auditors. If any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.
(4)Third Party Agreements. Nothing in this Section 5.2 shall require any Party to violate any Contract or arrangement with any Third Party regarding the confidentiality of confidential and proprietary information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 5.2 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s consent to the disclosure of such information. The Parties also acknowledge that the Other Parties’ Auditors are subject to contractual, legal, professional and regulatory requirements with which such auditors are responsible for complying.
Section V.3No Restrictions on Corporate Opportunities.
(1)In the event that AFC Gamma or any other member of the AFC Gamma Group, or any director or officer of AFC Gamma or any other member of the AFC Gamma Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both AFC Gamma or any other member of the AFC Gamma Group and SUNS or any other member of the SUNS Group, neither AFC Gamma nor any other member of the AFC Gamma Group, nor any director or officer of AFC Gamma or any other member of the AFC Gamma Group, shall have any duty to communicate or present such corporate opportunity to SUNS or any other member of the SUNS Group and shall not be liable to SUNS or any other member of the SUNS Group or to SUNS’s stockholders for breach of any fiduciary duty as a stockholder of SUNS or an officer or director thereof by reason of the fact that AFC Gamma or any other member of the AFC Gamma Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to SUNS or any other member of the SUNS Group.

(2)In the event that SUNS or any other member of the SUNS Group, or any director or officer of SUNS or any other member of the SUNS Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both AFC Gamma or any other member of the AFC Gamma Group and SUNS or any other member of the SUNS Group, neither SUNS nor any other member of the SUNS Group, nor any director or officer of SUNS or any other member of the SUNS Group, shall have any duty to communicate or present such corporate opportunity to AFC Gamma or any other member of the AFC Gamma Group and shall not be liable to AFC Gamma or any other member of the AFC Gamma Group or to AFC Gamma’s stockholders for breach of any fiduciary duty as a stockholder of AFC Gamma or an officer or director thereof by reason of the fact that SUNS or any other member of the SUNS Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to AFC Gamma or any other member of the AFC Gamma Group.
(3)For the purposes of this Section 5.3, “corporate opportunities” of SUNS or any other member of the SUNS Group shall include, but not be limited to, business opportunities that are, by their nature, in a line of business of SUNS or any other member of the SUNS Group, including the SUNS Business, are of practical advantage to them and are ones in which SUNS or any other member of the SUNS Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of AFC Gamma or any other member of the AFC Gamma Group or any of their officers or directors will be brought into conflict with that of SUNS or any other member of the SUNS Group, and “corporate opportunities” of AFC Gamma or any other member of the AFC Gamma Group shall include, but not be limited to, business opportunities that are, by their nature, in a line of business of AFC Gamma or any other member of the AFC Gamma Group, including the AFC Gamma Business, are of practical advantage to them and are ones in which AFC Gamma or any other member of the AFC Gamma Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of SUNS or any other member of the SUNS Group or any of their officers or directors will be brought into conflict with that of AFC Gamma or any other member of the AFC Gamma Group.
Article VI.
SURVIVAL AND INDEMNIFICATION; MUTUAL RELEASES
Section VI.1Release of Pre-Distribution Claims.
(1)Except (i) as provided in Section 6.1(3), (ii) as may otherwise be provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any AFC Gamma Indemnified Party is entitled to indemnification pursuant to this Article VI, effective as of the Distribution, AFC Gamma does hereby, for itself and each other member of the AFC Gamma Group and their respective successors and assigns, and, to the extent AFC Gamma legally may, all Persons that at any time prior or subsequent to the Distribution have been stockholders, directors, officers, members, agents or employees of AFC Gamma or any other member of the AFC Gamma Group (in each case, in their respective capacities as such), remise, release and forever discharge SUNS and each member of the SUNS Group and their respective successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract or agreement, by operation of Law or otherwise, including for fraud, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution. AFC Gamma shall not make, and shall not permit any other member of the AFC Gamma Group to make, any claim or demand, or commence any Proceedings asserting any claim or demand, including any claim for indemnification, against any member of the SUNS Group with respect to any Liabilities released pursuant to this Section 6.1(1).
(2)Except (i) as provided in Section 6.1(2), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any SUNS Indemnified Party is entitled to indemnification pursuant to this Article VI, effective as of the Distribution, SUNS does hereby, for itself and each other member of the SUNS Group and their respective successors and assigns, and, to the extent SUNS legally may, all Persons that at any time prior or subsequent to the Distribution have been stockholders, directors, officers, members, agents or employees of SUNS or any other member of the SUNS Group (in each case, in their respective capacities as such), remise, release and forever discharge AFC Gamma and each member of the AFC Gamma Group and their respective successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract or agreement, by operation of Law or otherwise, including for fraud, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution. SUNS shall not, and shall not permit any other member of the SUNS Group to, make any claim or demand, or commence any Proceedings asserting any claim or demand, including any claim for indemnification, against any member of the AFC Gamma Group with respect to any Liabilities released pursuant to this Section 6.1(2).
(3)Nothing contained in Sections 6.1(2) or (3) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any arrangement that is not to terminate as of the Distribution. Nothing contained in Sections 6.1(1) or (2) shall release any Party from:
(i)any Liability provided in or resulting from any agreement among any member of the AFC Gamma Group and any member of the SUNS Group that is not to terminate as of the Distribution, or any other liability that is not to terminate as of the Distribution;
(ii)any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iii)any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement, including in respect of claims brought against the Parties (or members of their respective Groups) by any Third Party, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;
(iv)any Liability with respect to any Continuing Arrangements or any Intergroup Indebtedness that survive the Effective Time; and
(v)any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other liability of any member of any Group under, this Agreement; or
(vi)any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 6.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 6.1 but for the provisions of this clause (vi).
In addition, nothing contained in Section 6.1(1) shall release any member of the AFC Gamma Group from honoring its existing obligations to indemnify any director, officer or employee of SUNS who was a director, officer or employee of AFC Gamma or any of its Affiliates at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Proceeding with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Time; it being understood that if the underlying obligation giving rise to such Proceedings is an SUNS Liability, SUNS shall indemnify AFC Gamma for such Liability (including AFC Gamma’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.
(4)At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other Party reflecting the provisions of this Section 6.1.
Section VI.2Indemnification by AFC Gamma. In addition to any other provision of this Agreement or any Ancillary Agreement requiring indemnification, except as otherwise specifically set forth in any provision of this Agreement, and subject to Section 6.11, from and after the Distribution, AFC Gamma will indemnify, defend, release and discharge SUNS and its Affiliates and their respective current and former directors, officers, employees and agents and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “SUNS Indemnified Parties,” and, together with AFC Gamma Indemnified Parties, the “Indemnified Parties”), from and against any and all Indemnifiable Losses actually suffered or incurred by the SUNS Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication) to the fullest extent permitted by applicable Law:

(1)the failure of any member of the AFC Gamma Group or any other Person to pay, perform or otherwise promptly discharge any AFC Gamma Liability in accordance with their respective terms, whether arising prior to, on or after the Distribution;
(2)any AFC Gamma Liability; and
(3)any breach by any member of the AFC Gamma Group of this Agreement or, subject to Section 6.11 hereof, any of the Ancillary Agreements, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement.
Section VI.3Indemnification by SUNS. In addition to any other provision of this Agreement or any Ancillary Agreement requiring indemnification, except as otherwise specifically set forth in any provision of this Agreement, and subject to Section 6.11, from and after the Distribution, SUNS shall indemnify, defend, release and discharge AFC Gamma and its Affiliates and their respective current and former directors, officers, employees and agents and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “AFC Gamma Indemnified Parties”), from and against any and all Indemnifiable Losses actually suffered or incurred by the AFC Gamma Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication) to the fullest extent permitted by applicable Law:
(1)the failure of any member of the SUNS Group or any other Person to pay, perform or otherwise promptly discharge any SUNS Liability in accordance with their respective terms, whether arising prior to, on or after the Distribution;
(2)any SUNS Liability; and
(3)any breach by any member of the SUNS Group of this Agreement or, subject to Section 6.11 hereof, any of the Ancillary Agreements, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement.
Section VI.4Procedures for Indemnification; Third Party Claims.
(1)If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the AFC Gamma Group or the SUNS Group, as the case may be, of any claim, or of the commencement by any such Person of any Proceedings, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 6.2 or Section 6.3, or any other Section of this Agreement or any Ancillary Agreement (collectively, a “Third Party Claim”), such Indemnified Party shall give such Indemnifying Party written notice thereof within thirty (30) days after such Indemnified Party received notice or otherwise learned of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail, including, if known, the amount of the loss or Liability claimed or asserted by such third party for which indemnification may be available. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 6.4 shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give notice.
(2)An Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice who is reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is a Proceeding by a Governmental Authority, (y) involves an allegation of a criminal violation or (z) seeks injunctive relief against the Indemnified Party. In the event of a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim, the Indemnified Party shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel reasonably acceptable to the Indemnifying Party as required by the applicable rules of professional conduct with respect to such matter. If the Indemnifying Party elects to undertake any such defense at its own expense, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. Similarly, if the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, pertinent Records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.
(3)If, in such notice, an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 6.4(2), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party; provided, however, that the Indemnifying Party may at any time thereafter assume the defense of such Third Party Claim upon notice to the Indemnified Party (but the reasonable cost and expense incurred by the Indemnified Party in defending such Third Party Claim until such date as the Indemnifying Party shall assume the defense of such Third Party Claim shall be paid by the Indemnifying Party).
(4)The Indemnified Party may not settle or compromise any Third Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).
(5)The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to Section 6.4(2) or Section 6.4(3) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article VI shall be binding on the Indemnified Party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement (A) completely and unconditionally releases the Indemnified Party in connection with such matter, (B) consists solely of monetary consideration borne by a Person other than the Indemnified Party, and (C) does not involve any admission by the Indemnified Party of any wrongdoing or violation of Law.
(6)In the event of Proceedings in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable and advisable under the circumstances. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Proceedings as set forth in this Article VI.
(7)With respect to any Third Party Claim that implicates both the SUNS Group and the AFC Gamma Group in a material fashion due to the allocation of Liabilities or potential impact on the operation of the AFC Gamma Business or SUNS Business, responsibilities for management of defense, and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for the relevant members of the SUNS Group and AFC Gamma Group the attorney-client privilege, joint defense or other privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims (at such Party’s own expense).
Section VI.5Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss is incurred.
Section VI.6Survival of Indemnities. The rights and obligations of each of AFC Gamma and SUNS and their respective Indemnified Parties under this Article VI shall survive (i) the sale or other transfer by any Group of any of its Assets or Businesses or the assignment by it of any Liabilities, and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.
Section VI.7Indemnification Obligations Net of Insurance Proceeds and Other Amounts; Contribution.
(1)Insurance Proceeds and Other Amounts.
(i)The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnified Party in respect of any indemnifiable Liability. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnified Party shall be reduced by any Insurance Proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.
(ii)The Parties intend that any Indemnifiable Loss will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnified Party will be adjusted to reflect any tax benefit to the Indemnified Party from the underlying Liability (to the extent such tax benefit is reasonably likely to be realized in the taxable year in which the Indemnifiable Loss will be recognized or the following taxable year) and to reflect any Taxes imposed upon the Indemnified Party as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnified Party for Taxes that occurs in connection with the final resolution of an audit by a Taxing Authority. For purposes of this Section 6.7(1)(ii), the value of any Tax benefit to the Indemnified Party from the underlying Liability shall be an amount equal to the product of (a) the amount of any deduction allowed or allowable to the Indemnified Party by the Code, or other applicable Law, as a result of such Liability and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law.
(2)Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover Insurance Proceeds, and an Indemnified Party need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.
(3)Contribution. If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnified Party in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.7(3), contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnified Party as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of SUNS and each other member of the SUNS Group, on the one hand, and AFC Gamma and each other member of the AFC Gamma Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.
Section VI.8Direct Claims. An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 6.4) within thirty (30) days of such determination, stating the claimed or asserted amount of the Indemnifiable Loss and method of computation thereof, if known, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.
Section VI.9Remedies Cumulative. The remedies provided in this Article VI or elsewhere in this Agreement shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies provided for in this Agreement against any Indemnifying Party; provided, however, that the procedures set forth in this Article VI shall be the exclusive procedures governing any indemnity action brought under this Agreement.
Section VI.10Consequential Damages. EXCEPT AS MAY BE AWARDED TO A THIRD PARTY IN CONNECTION WITH ANY THIRD PARTY CLAIM THAT IS SUBJECT TO THE INDEMNIFICATION OBLIGATIONS IN THIS ARTICLE VI, IN NO EVENT SHALL AFC GAMMA, SUNS OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR OTHER AGENTS BE LIABLE UNDER THIS AGREEMENT FOR ANY PUNITIVE, EXEMPLARY, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, AND IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR OTHER AGENTS BE LIABLE UNDER THIS AGREEMENT FOR LOST PROFITS, OPPORTUNITY COSTS, DIMINUTION IN VALUE OR DAMAGES BASED UPON A MULTIPLE OF EARNINGS OR SIMILAR FINANCIAL MEASURE, EVEN IF UNDER APPLICABLE LAW SUCH LOST PROFITS, OPPORTUNITY COSTS, DIMINUTION IN VALUE, OR SUCH DAMAGES WOULD NOT BE CONSIDERED CONSEQUENTIAL OR SPECIAL DAMAGES.

Section VI.11Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement contains any specific, express indemnification obligation or contribution obligation relating to any AFC Gamma Liability, AFC Gamma Asset, SUNS Liability or SUNS Asset contributed, assumed, retained, transferred, delivered or conveyed pursuant to such Ancillary Agreement, or relating to any other specific matter, the indemnification obligations contained herein shall not apply to such AFC Gamma Liability, AFC Gamma Asset, SUNS Liability or SUNS Asset, or such other specific matter, and instead the indemnification and/or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such AFC Gamma Asset, AFC Gamma Liability, SUNS Asset or SUNS Liability or any such other specific matter.
Article VII.
CONFIDENTIALITY; ACCESS TO INFORMATION
Section VII.1Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern) and without limiting the applicable provisions of Article VI, and subject to appropriate restrictions for classified, privileged or Confidential Information and subject further to any restrictions or limitations contained in Section 5.2 or elsewhere in this Article VII:
(1)After the Effective Time, upon the prior written request by SUNS for specific and identified Information which relates to (i) any member of the SUNS Group or the conduct of the SUNS Business (including SUNS Assets and SUNS Liabilities), as the case may be, up to the Effective Time, or (ii) any Ancillary Agreement, AFC Gamma shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SUNS has a reasonable need for such originals) in the possession or control of AFC Gamma or any of its Affiliates, but only to the extent such items so relate.
(2)After the Effective Time, upon the prior written request by AFC Gamma for specific and identified Information which relates to (i) any member of the AFC Gamma Group or the conduct of the AFC Gamma Business (including AFC Gamma Assets and AFC Gamma Liabilities), as the case may be, up to the Effective Time, or (ii) any Ancillary Agreement, SUNS shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if AFC Gamma has a reasonable need for such originals) in the possession or control of SUNS or any of its Affiliates, but only to the extent such items so relate.
Section VII.2Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern) and without limiting the applicable provisions of Article VI, and subject to any restrictions or limitations contained in Section 5.2 or elsewhere in this Article VII, from and after the Effective Time, each of AFC Gamma and SUNS shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate notice and restrictions for classified, privileged or confidential information and to the requirements of any applicable Law, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, and only for the duration such access is required, and relates to (a) such other Party or the conduct of its business prior to the Effective Time or (b) any Ancillary Agreement; provided, however, in the event that a Party determines that any such access or the provision of any such information (including information requested under Section 5.2 or Section 7.1) would be commercially detrimental in any material respect, violate any Law or Contract with a Third Party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures (and, to the extent applicable, shall use commercially reasonable efforts to obtain the Consent from any Third Party required to make such disclosure without violating a Contract with a Third Party) to permit compliance with such information request in a manner that avoids any such harm, violation or consequence. Each of AFC Gamma and SUNS shall inform their respective officers, directors, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to Section 5.2 or this Article VII of their obligation to hold such information confidential in accordance with the provisions of this Agreement.
Section VII.3Witness Services. At all times from and after the Effective Time, each of AFC Gamma and SUNS shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants, and agents (taking into account the business demands of such individuals) as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Proceeding in which the requesting Party may from time to time be involved (except for claims, demands or Proceedings in which one or more members of one Group is adverse to one or more members of the other Group) and (b) there is no conflict in the Proceeding between the requesting Party and the other Party.
Section VII.4Cooperation. At all times from and after the Effective Time, except for any Proceeding (or any threatened Proceeding) in which one or more members of one Group is adverse to one or more members of the other Group, or in which there is otherwise a conflict between one or more members of one Group and one or more members of the other Group (each of which shall be governed by such discovery rules as may be applicable thereto), each of AFC Gamma and SUNS shall cooperate and consult in good faith as reasonably requested in writing by the other Party with respect to the prosecution or defense of any Proceeding (or any audit or any other legal requirement) in which the requesting Party may from time to time be involved, regardless of whether relating to events that took place prior to, on or after the date of Separation or whether relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby or otherwise. Notwithstanding the foregoing, this Section 7.4 does not require a Party to take any step that would materially interfere, or that it reasonably determines could materially interfere, with its business. The requesting Party agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, incurred in connection with a request under this Section 7.4.
Section VII.5Confidentiality.

(1)Notwithstanding any termination of this Agreement, from and after the Effective Time until the date that is five (5) years after the date of termination of the Agreement, the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, directors, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party (and the members of its respective Group and Business); provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall, if not legally prohibited, promptly notify the other Party of the existence of such request or demand and shall provide the other Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such portion of such Confidential Information.
(2)Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that AFC Gamma exercises and applies to its confidential and proprietary information pursuant to AFC Gamma’s policies and procedures in effect as of the Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in (and only to the extent reasonably necessary to) the operation of the SUNS Business (in the case of the SUNS Group) or the AFC Gamma Business (in the case of the AFC Gamma Group); provided, however, such Confidential Information may be used only so long as the Confidential Information is maintained in confidence in accordance with, and not disclosed in violation of, Section 7.5(1).

(3)Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party prior to the Effective Time. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of Third Parties to which they or any other member of their respective Groups has access, in accordance with the terms of any Contracts entered into prior to the Effective Time between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties.
(4)Upon the written request of a Party, the other Party shall take commercially reasonable actions to promptly (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or its Subsidiaries, and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom); provided, however, that the receiving Party may retain an archival copy of the Confidential Information, to the extent necessary to comply with applicable Law or such Party’s retention or archival policies. Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.
Section VII.6Privileged Matters.
(1)Pre-Separation Services. The Parties recognize that legal and other professional services (including, but not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel) that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the AFC Gamma Group and the SUNS Group, and that each of the members of the AFC Gamma Group and the SUNS Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law; provided, however, that (i) members of the SUNS Group shall not be deemed the client with respect to pre-separation services that relate solely to the AFC Gamma Business, and members of the SUNS Group may not assert privilege with respect to pre-separation services that relate solely to the AFC Gamma Business; and (ii) members of the AFC Gamma Group shall not be deemed the client with respect to pre-separation services that relate solely to the SUNS Business, and members of the AFC Gamma Group may not assert privilege with respect to pre-separation services that relate solely to the SUNS Business.
(2)Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of AFC Gamma or SUNS or their successors or assigns, as the case may be. With respect to such post-separation services, the Parties agree as follows:
(i)AFC Gamma shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the AFC Gamma Business, whether or not the privileged information is in the possession of or under the control of AFC Gamma or SUNS. AFC Gamma shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting AFC Gamma Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by AFC Gamma, whether or not the privileged information is in the possession of or under the control of AFC Gamma or SUNS or their successors or assigns; and
(ii)SUNS shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the SUNS Business, whether or not the privileged information is in the possession of or under the control of AFC Gamma or SUNS or their successors or assigns. SUNS shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting SUNS Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by SUNS, whether or not the privileged information is in the possession of or under the control of AFC Gamma or SUNS or their successors or assigns.
(3)The Parties agree that they shall have a shared privilege, subject to the restrictions in this Section 7.6, with respect to all privileges not allocated pursuant to the terms of Section 7.6(1) or Section 7.6(2) and all privileges relating to any Proceedings or other matters which involve both AFC Gamma and SUNS (or one or more members of their respective Groups) in respect of which both Parties retain any responsibility or Liability under this Agreement.
(4)No Party may disclose to any Third Party any privileged communications that could be withheld under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in clause (5) or (6) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.
(5)In the event of any litigation, arbitration or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may disclose privileged communications to the other Party or member of such Party’s Group so long as the privileged communications are subject to a shared privilege among or between the Parties; provided, however, that such disclosure of a shared privilege shall be effective only as to the use of information with respect to the litigation, arbitration or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.
(6)If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate and shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.
(7)Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, consultants, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 7.6 or otherwise to prevent the production or disclosure of such privileged information.
(8)The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of AFC Gamma and SUNS, as set forth in Section 7.5 and this Section 7.6, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 7.1 and Section 7.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by this Section 7.6, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
Section VII.7Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII or Section 5.2 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.
Section VII.8Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information, or privileged matter with respect thereto, set forth in any Ancillary Agreement.
Section VII.9Compensation for Providing Information. A Party requesting Information pursuant to this Article VII agrees to reimburse the providing Party for the reasonable out-of-pocket expenses, if any, of gathering, copying and otherwise complying with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting any privilege thereunder or any other restrictions on the disclosure of such Information); provided, however, that each Party shall be responsible for its own attorneys’ fees and expenses incurred in connection therewith.

Article VIII.
DISPUTE RESOLUTION
Section VIII.1Negotiation.
(1)In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides that disputes thereunder will not be subject to the resolution procedures set forth in this Article VIII) or otherwise arising out of, or in any way related to this Agreement or any such Ancillary Agreement or the transactions contemplated hereby or thereby, including any claim based on Contract, tort, Law or constitution (but excluding any controversy, dispute or claim arising out of any Contract with a Third Party if such Third Party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), a Party must provide written notice of such Agreement Dispute (“Dispute Notice”). Within thirty (30) days of receipt by a Party of a Dispute Notice, the receiving Party shall submit to the other Party a written response. The Dispute Notice and the response shall each include a statement of the Party’s position, a general summary of the arguments (including relevant facts and circumstances) supporting that position, the name and title of the Party’s representatives who will represent the Party and any other person(s) in negotiation of the Agreement Dispute. The Parties agree to negotiate in good faith to resolve any noticed Agreement Dispute. If the Parties are unable for any reason to resolve an Agreement Dispute within forty-five (45) days from the time of receipt of the response to the Dispute Notice and the forty-five (45) day period is not extended by mutual written consent, then the Chief Executive Officers of the Parties shall enter into negotiations for a reasonable period of time to settle such Agreement Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed sixty (60) days from the 45th day noted above, if and as extended by mutual agreement of the Parties.
(2)Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, in the event of any Agreement Dispute with respect to which a Dispute Notice has been delivered in accordance with Section 8.1, (i) the relevant Parties shall not assert the defenses of statute of limitations and laches with respect to the period beginning after the date of receipt of the Dispute Notice, and (ii) any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall be tolled by the submittal of a Dispute Notice. All things said or disclosed, and any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall not be offered or received as evidence or used for impeachment or for any other purpose in any arbitration or other proceeding, but shall be considered as to have been said, disclosed or produced for settlement purposes.
Section VIII.2Arbitration. If Any Agreement Dispute is not resolved pursuant to Section 8.1, then such Agreement Dispute shall be exclusively and finally determined, at the request of any relevant Party, by arbitration (by an arbitral tribunal as provided for in Section 8.3) conducted where the Parties agree it would be most convenient, and in the absence of agreement in Pinellas County, Florida], before and in accordance with the American Arbitration Association (“AAA”) Commercial Arbitration Rules then currently in effect, except as modified herein (the “Rules”).
Section VIII.3Selection of Arbitrators. There shall be three arbitrators. Each Party shall appoint an arbitrator within twenty (20) days of a Party’s receipt of a Party’s demand for arbitration. The two Party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the Parties shall be appointed by the AAA in accordance with the listing and ranking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. If any appointed arbitrator declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or arbitrators entitled to appoint such arbitrator shall promptly appoint a successor. In the event that an arbitrator is objected to, the AAA shall decide whether such objection is valid and whether the challenged arbitrator shall be removed. Any controversy concerning the jurisdiction of the arbitrators, whether the subject matter of an Agreement Dispute is suitable for resolution by arbitration, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VIII shall be determined by the arbitrators.
Section VIII.4Arbitration Procedures. Any hearing to be conducted shall be held no later than 180 days following appointment of the arbitrators or as soon thereafter as practicable.
Section VIII.5Discovery. The arbitrators, consistent with the expedited nature of arbitration, shall permit limited discovery only of documents directly related to the issues in dispute. There shall be no more than three depositions per party of no more than 8 hours each. Notwithstanding the foregoing, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of a claim or defense or which are relevant to the issues raised in the Agreement Dispute. All discovery, if any, shall be completed within 90 days following the appointment of the arbitrators or as soon thereafter as practicable. Adherence to formal rules of evidence shall not be required and the arbitrators shall consider any evidence and testimony that the arbitrators determine to be relevant, in accordance with the Rules and procedures that the arbitrators determine to be appropriate. In resolving any Agreement Dispute, the Parties intend that the arbitrators shall apply the substantive Laws of the State of Maryland, without regard to any choice of law principles thereof that would mandate the application of the Laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction.

Section VIII.6Confidentiality of Proceedings. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement or as may be required by law or any regulatory authority, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or the award. The arbitral award shall be confidential; provided, however, that such award may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this agreement to arbitrate or any arbitral award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or regulatory authority.
Section VIII.7Pre-Hearing Procedure and Disposition. Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction for injunctive or other similar equitable relief in connection with the subject matter of any Agreement Disputes, including to compel a party to arbitrate any Agreement Dispute, to prevent irreparable harm prior to the appointment of the arbitral tribunal or to require witnesses to obey subpoenas issued by the arbitrators. Without prejudice to such equitable remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The Parties agree to accept and honor any orders relating to interim or provisional remedies that are issued by the arbitrators and agree that any such interim order or remedy may be enforced, as necessary, in any court of competent jurisdiction.
Section VIII.8Continuity of Service and Performance. During the course of resolving an Agreement Dispute pursuant to the provisions of this Article VIII, the Parties will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not the subject of the Agreement Dispute in arbitration.
Section VIII.9Awards. The arbitrators shall make an award and issue a reasoned opinion in writing setting forth the basis for such award within 30 days following the close of the hearing on the merits, or as soon thereafter as practicable. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings that is permitted under this Agreement and applicable Law, including monetary damages, specific performance and other forms of legal and equitable relief. The Parties hereby waive any claim to exemplary, punitive, multiple or similar damages in excess of compensatory damages, attorneys’ fees, costs and expenses of arbitration, except as may be expressly required by statute or as necessary to indemnify a Party for a Third Party Claim and the arbitrators are not empowered to and shall not award such damages. Any final award must provide that the party against whom an award is issued shall comply with the order within a specified period of time, not to exceed 30 days.
Section VIII.10Costs. Provided the amount in dispute is less than $25,000, if any Party attempts, unsuccessfully, to prevent an Agreement Dispute from being arbitrated, such Party shall reimburse the prevailing party for all costs incurred in compelling arbitration. Except as otherwise may be provided in any Ancillary Agreement, the costs of arbitration pursuant to this Article VIII shall be borne by the non-prevailing Party as determined by the arbitrator.
Section VIII.11Adherence to Time Limits. In accepting appointment, each of the arbitrators shall commit that his or her schedule permits him or her to devote the reasonably necessary time and attention to the arbitration proceedings and to resolving the Agreement Dispute within the time periods set by this Agreement and by the Rules. Any time limits set out in this Article VIII or in the Rules may be modified upon written agreement of the Parties and the arbitrators or by order of the arbitrators for good cause shown. Any failure of the arbitrators to comply with such time limits or to render a final award within the time specified shall not impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.
Article IX.
INSURANCE
Section IX.1Policies to be Maintained by SUNS. SUNS agrees and covenants (on its own behalf and on behalf of each other member of the SUNS Group) that it will procure and maintain at its sole cost and expense, for a period of no less than three (3) years from the Effective Time, all insurance programs required to comply with SUNS’s statutory, contractual and regulatory obligations and all such other insurance policies as are reasonably necessary or customary for companies operating a business similar to the SUNS Business in every jurisdiction in which SUNS may operate. Such insurance programs may include, general and excess liability (the “SUNS General Liability Policies”), commercial general liability, worker’s compensation, employer’s liability, products liability and automobile liability coverage with commercially reasonable terms and limits. It is the intention of the Parties that the SUNS General Liability Policies shall act as primary insurance with respect to any claims asserted against AFC Gamma and/or SUNS that arise out of the SUNS Liabilities with an occurrence date after the Effective Time.
Section IX.2Policies to be Maintained by AFC Gamma. AFC Gamma agrees and covenants (on its own behalf and on behalf of each other member of the AFC Gamma Group) that it will procure and maintain at its sole cost and expense, for a period of no less than three (3) years from the Effective Time, all insurance programs required to comply with AFC Gamma’s statutory, contractual and regulatory obligations and all such other insurance policies as are reasonably necessary or customary for companies operating a business similar to the AFC Gamma Business in every jurisdiction in which AFC Gamma may operate. Such insurance programs may include, general and excess liability (the “AFC Gamma General Liability Policies”), commercial general liability, worker’s compensation, employer’s liability, products liability and automobile liability coverage with commercially reasonable terms and limits. It is the intention of the Parties that the AFC Gamma General Liability Policies shall act as primary insurance with respect to any claims asserted against AFC Gamma and/or SUNS that arise out of the AFC Gamma Liabilities with an occurrence date after the Effective Time.
Article X.
MISCELLANEOUS

Section X.1Complete Agreement. This Agreement, including the exhibits and schedules attached hereto, and the Ancillary Agreements (and the exhibits and schedules thereto) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control; provided, however, that in relation to any matters concerning Taxes, the Tax Matters Agreement shall, to the extent of any such conflict, prevail over this Agreement and any other Ancillary Agreement. It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement and the other Ancillary Agreements. The Parties agree that the Transfer Documents are not intended and shall not be considered in any way to enhance, modify or decrease any of the rights or obligations of AFC Gamma, SUNS or any member of their respective Groups from those contained in this Agreement and the other Ancillary Agreements.
Section X.2Ancillary Agreements. Notwithstanding anything to the contrary contained in this Agreement, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements (excluding the Transfer Documents).
Section X.3Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.
Section X.4Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.
Section X.5Costs and Expenses; Payment.
(1)Except as expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, AFC Gamma shall bear all direct and indirect costs and expenses of any member of the SUNS Group or AFC Gamma Group incurred on or prior to the Effective Time, in connection with the preparation, execution, delivery and implementation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, that, except as otherwise expressly provided in this Agreement or any Ancillary Agreement, from and after the Distribution, each Party shall bear its own direct and indirect costs and expenses related to its performance of this Agreement or any Ancillary Agreement. Except as expressly provided in this Agreement or any Ancillary

Agreement, any amount payable pursuant to this Agreement or any Ancillary Agreement by one party (or any member of such party’s Group) shall be paid within 30 days after presentation of an invoice or a written demand by the party entitled to receive such payments. Such demand shall include documentation setting forth the basis for the amount payable.
(2)With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.8, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any Third Party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party; notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel). With respect to any fees, costs and expenses incurred by either Party in satisfying its obligations under Section 5.2, the requesting Party shall be responsible for the other Party’s fees, costs and expenses; notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries and benefits of personnel).
Section X.6Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by electronic e-mail with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):
If to AFC Gamma:
525 Okeechobee Blvd.
Suite 1650
West Palm Beach, FL 33401
Tel: (561) 510-2390
Attn: Investor Relations
IR@afcgamma.com

If to SUNS:
525 Okeechobee Blvd.
Suite 1650
West Palm Beach, FL 33401
Tel: (561) 510-2390
Attn: Investor Relations
IR@thetcg.com

Section X.7Waiver.
(1)Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.
(2)No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section X.8Modification or Amendment. This Agreement may only be amended, modified or supplemented, in whole or in part, in a writing signed on behalf of each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.
Section X.9No Assignment; Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their permitted successors and assigns. No Party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party to this Agreement, which such Party may withhold in its absolute discretion, except that (x) each Party hereto may assign any or all of its rights and interests hereunder to an Affiliate and (y) each Party may assign any of its obligations hereunder to an Affiliate; provided, however, that such assignment shall not relieve such Party of any of its obligations hereunder unless agreed to by the non-assigning Party, and any attempt to do so shall be ineffective and void ab initio. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.
Section X.10Termination. Notwithstanding anything to the contrary herein, this Agreement (including Article VI hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of AFC Gamma without the approval of SUNS or the stockholders of AFC Gamma. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its officers, directors or employees, shall have any Liability to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.
Section X.11Payment Terms. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within twenty (20) Business Days after presentation of an undisputed invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

Section X.12No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VI).
Section X.13Subsidiaries. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time. This Agreement is being entered into by AFC Gamma and SUNS on behalf of themselves and the members of their respective groups (the AFC Gamma Group and the SUNS Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time. Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary.
Section X.14Third Party Beneficiaries. Except (a) as provided in Article VI relating to Indemnified Parties and (b) as may specifically be provided in any Ancillary Agreement, this Agreement is solely for the benefit of each Party hereto and its respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person, and should not be deemed to confer upon any third party any remedy, claim, liability, reimbursement, Proceedings or other right in excess of those existing without reference to this Agreement.
Section X.15Titles and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section X.16Exhibits and Schedules. The exhibits and schedules hereto shall be construed with and be an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the AFC Gamma Group or the SUNS Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the AFC Gamma Group or the SUNS Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section X.17Public Announcements. From and after the Effective Time, AFC Gamma and SUNS shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document or Pre-Separation Disclosure, or (c) as otherwise set forth on Schedule 10.17.
Section X.18Governing Law. This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Maryland, irrespective of the choice of Laws principles of the State of Maryland, including without limitation Maryland laws relating to applicable statutes of limitations and burdens of proof and available remedies.
Section X.19Consent to Jurisdiction. Subject to the provisions of Article VIII, each of the Parties hereto agrees that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be brought and determined in a federal court located in the State of Maryland or any other Maryland state court (the “Maryland Courts”). Each of the Parties further agrees that delivery of notice or document by United States registered mail to such Party’s respective address set forth in Section 10.6 shall be effective as to the contents of such notice or document; provided, that service of process or summons for any action, suit or proceeding in the Maryland Courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.19 shall be effective only pursuant to service on a Party’s registered agent for service of process. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Maryland Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section X.20Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article VIII, (ii) provisional or temporary injunctive relief in accordance therewith in any Maryland Court, and (iii) enforcement of any such award of an arbitral tribunal or a Maryland Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.
Section X.21Waiver of Jury Trial. SUBJECT TO ARTICLE VIII, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY JUDICIAL PROCEEDING IN WHICH ANY CLAIM OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) ASSERTED BASED UPON, ARISING FROM, OR RELATED TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE COURSE OF DEALING OR RELATIONSHIP BETWEEN THE PARTIES TO THIS AGREEMENT, INCLUDING THE NEGOTIATION, EXECUTION, AND PERFORMANCE OF SUCH AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND THAT NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, OR REPRESENTATIVE OF ANY PARTY SHALL REQUEST A JURY TRIAL IN ANY SUCH PROCEEDING NOR SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.21.
Section X.22Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.
Section X.23Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
Section X.24Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.
Section X.25No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 6.1, Section 6.2 and Section 6.3).
Section X.26Tax Treatment of Payments.
(1)Unless otherwise required by a Final Determination or as a result of any determination of an Indemnified Party pursuant to paragraph (2), this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement by: (i) Castle Guard to AFC Gamma shall be treated for all Tax purposes as a distribution by Castle Guard to AFC Gamma with respect to stock of Castle Guard occurring immediately before the Distribution; or (ii) AFC Gamma to Castle Guard shall be treated for all Tax purposes as a taxable contribution by AFC Gamma to Castle Guard with respect to its stock occurring immediately before the Distribution; and in each case, no Party shall take any position inconsistent with such treatment.
(2)Notwithstanding anything to the contrary in this Agreement:
(i)In the event that counsel or independent accountants for a Protected REIT determine that there exists a material risk that any indemnification payments due under this Agreement or under any Ancillary Agreement would be treated as Nonqualifying Income upon the payment of such amounts to the relevant Indemnified Party, the amount paid to the Indemnified Party pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Indemnified Party in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to the Protected REIT and taking into account any other payments to the Indemnified Party (and any other relevant entity, including the Protected REIT) during such tax year that do not constitute Qualifying Income.
(ii)If the amount that an Indemnifying Party would otherwise be obligated to pay to the relevant Indemnified Party for any tax year pursuant to this Agreement exceeds the amount payable for such tax year to such Indemnified Party pursuant to paragraph (i) (such excess, the “Expense Amount”), then:
(A)The Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnified Party and shall not release any portion thereof to the Indemnified Party, and the Indemnified Party shall not be entitled to any such amount, unless and until the Indemnified Party delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum amount that can be paid at that time to the Indemnified Party without causing the

Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”). The escrow agreement shall also provide that (x) the amount in the Escrow Account shall be treated as the property of the Indemnifying Party or the applicable Affiliate of the Indemnifying Party, unless it is released from such Escrow Account to the Indemnified Party, (y) all income earned upon the amount in the Escrow Account shall be treated as the property of the Indemnifying Party or the applicable Affiliate of the Indemnifying Party and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 (or other appropriate form) as income earned by the Indemnifying Party or the applicable Affiliate of the Indemnifying Party whether or not said income has been distributed during such tax year, and (z) the amount in the Escrow Account shall be invested only as determined by the Indemnifying Party in its sole discretion;
(B)Pending the delivery of a Release Document by the Indemnified Party to the Indemnifying Party, the Indemnified Party shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to the Indemnified Party that (i) requires the Indemnifying Party to lend the Indemnified Party immediately available cash proceeds in an amount equal to the Expense Amount, and (ii) provides for (A) a reasonable interest rate and reasonable covenants, taking into account the credit standing and profile of the Indemnified Party or any guarantor of the Indemnified Party, including the Protected REIT, at the time of such loan, and (B) a fifteen (15) year maturity with no periodic amortization;
(C)Any amount held in escrow pursuant to this Section 10.26(2) for five (5) years shall be released from such escrow to be used as determined by the Indemnifying Party in its sole and absolute discretion;
(D)The Indemnified Party shall bear all costs and expenses with respect to the escrow; and
(E)The Indemnifying Party shall cooperate in good faith with the Indemnified Party (including amending this Section 10.26 at the reasonable request of the Indemnified Party) in order to (i) maximize the portion of the payments that may be made to the Indemnified Party hereunder without causing the Protected REIT to fail to meet the REIT Requirements, (ii) improve the Indemnified Party’s chances of securing a favorable REIT Qualification Ruling, or (iii) assist the Indemnified Party in obtaining a favorable Expense Amount Tax Opinion or a favorable Expense Amount Accountant’s Letter. Such cooperation shall include, for example, agreeing to make payments hereunder to a taxable REIT subsidiary of the Indemnified Party or an affiliate or designee of the Indemnified Party. The Indemnified Party shall reimburse the Indemnifying Party for all reasonable costs and expenses of such cooperation.
Section X.27Cooperation and General Knowledge Transfer. Except as provided in any Ancillary Agreement, during the 180 days following the Effective Time, each Party shall use commercially reasonable efforts to provide (the “Disclosing Party”) the other Party (the “Receiving Party”) with reasonable access to its employees in order to assist the Receiving Party with general institutional knowledge transfer and to reasonably respond to questions. Except as otherwise provided for in any Ancillary Agreement, such access, cooperation, and assistance will be provided as reasonably requested at no cost to the Receiving Party; provided, however, that if a Disclosing Party determines in its sole discretion that the Receiving Party’s requests are unreasonable and/or unduly burdensome, to the level of interfering with the Disclosing Party’s employees primary work duties, then the Disclosing Party may, by written notice, notify the Receiving Party that it intends to charge the Receiving Party for the Disclosing Party’s out-of-pocket expenses related to responding to the unreasonable and overly burdensome request. If the Parties are unable to mutually reach an agreement for the provision of such services to be charged and the amount to be so charged, then the Disclosing Party shall not be required to fulfill or respond to such request. This Section 10.27 is intended to apply to general knowledge regarding the operations and conduct of the AFC Gamma Business and SUNS Business; provided, however, that notwithstanding anything to the contrary contained in this Section 10.27, this Section 10.27 is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements, and the provision of services to be provided pursuant to such services as covered by such Ancillary Agreement shall be controlled by such Ancillary Agreement.
Section X.28No Reliance on Other Party. The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have. The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and the Ancillary Agreements and their rights in connection with this Agreement and the Ancillary Agreements. The Parties hereto are not relying upon any representations or statements made by any other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.
[Signature page follows. The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.
AFC GAMMA, INC.

By:    /s/ Daniel Neville
Name:    Daniel Neville
Title:    Chief Executive Officer

SUNRISE REALTY TRUST, INC.

By:    /s/ Brian Sedrish
Name:    Brian Sedrish
Title:    Chief Executive Officer

EXHIBIT A – Tax Matters Agreement